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Exhibit 99.1

[LOGO]	NEWS RELEASE
	Contacts:	Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423
FOR IMMEDIATE RELEASE		Ken Dennard / kdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

PACKAGED ICE ANNOUNCES TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 9 3/4 SENIOR NOTES DUE 2005

        JULY 2, 2003—DALLAS, TEXAS—Packaged Ice, Inc. (AMEX:ICY) today announced that it is commencing a cash tender offer relating to all of its $255.0 million aggregate principal amount outstanding 9 3/4% Series A Senior Notes Due 2005 and 9 3/4% Series B Senior Notes Due 2005 (CUSIP Number 695148 AL 0, the "Notes").

        In conjunction with the tender offer, Packaged Ice is also soliciting consents to adopt proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all restrictive covenants and certain event of default provisions. The tender offer and consent solicitation are being made upon the terms and subject to conditions set forth in Packaged Ice's Offer to Purchase and Consent Solicitation Statement dated July 2, 2003 (the "Offer").

        The total consideration for Notes tendered and accepted for purchase pursuant to the Offer (the "Total Consideration") is $1,025.63 per $1,000 principal amount of the Notes. Each tendering holder will also receive accrued and unpaid interest up to, but not including, the date of payment for such Notes accepted for purchase (the "Payment Date"). Included in the Total Consideration is a consent payment (the "Consent Payment") for each holder who validly consents to the proposed amendments on or prior to the Consent Expiration Date in the amount of $1.25 per $1,000 principal amount of Notes. The Total Consideration, including the Consent Payment will be made on the Payment Date if, but only if, such holder's Notes are accepted for purchase pursuant to the terms of the Offer.

        The solicitation of consents will expire at 5:00 p.m., New York City time, on July 16, 2003, unless extended (such time and date, as the same may be extended, the "Consent Expiration Date"). The Offer will expire at 5:00 p.m., New York City time, on July 31, 2003, unless extended (such time and date, as the same may be extended, the "Tender Offer Expiration Date"). Holders who desire to tender their Notes pursuant to the Offer and receive the Tender Offer Consideration and the Consent Payment, plus accrued and unpaid interest up to, but not including, the Payment Date, are required to consent to the proposed amendments on or prior to the Consent Expiration Date. Holders who tender their Notes after the Consent Expiration Date but on or prior to the Tender Offer Expiration Date will receive only the relevant Tender Offer Consideration, which does not include the Consent Payment, plus accrued and unpaid interest up to, but not including, the Payment Date.

        On May 12, 2002, Packaged Ice entered into an agreement and plan of merger with CAC Holdings Corp. and Cube Acquisition Corp. pursuant to which Cube will be merged with Packaged Ice (the "Merger"), subject to the approval of Packaged Ice's shareholders and the satisfaction of various other conditions, with Packaged Ice surviving the Merger and continuing as a wholly-owned subsidiary of CAC. CAC and Cube were jointly formed by Trimaran Fund Management, L.L.C. and Bear Stearns Merchant Banking for purposes of completing the Merger.

        In order to finance the Merger and the Total Consideration, it is expected that Trimaran and Bear will make a cash equity contribution to CAC and that Packaged Ice will obtain additional funds through borrowings under a new credit facility and through the issuance of a new series of senior subordinated notes through a private placement under Rule 144A of the Securities Act of 1933, as amended, and/or a senior subordinated bridge loan. The tender offer and consent solicitation are conditioned upon the consummation of the Merger and the receipt of adequate financing. If the Merger is not consummated or adequate financing is not available to fund the Total Consideration, Packaged Ice will not be required to complete the tender offer and consent solicitation.

        This news release is neither an offer to purchase nor a solicitation of any offer to sell the Notes. The offer to purchase the Notes is made solely by the Offer. Questions concerning the procedures for tendering into the Offer and copies of the Offer can be obtained from Georgeson Shareholder (the "Information Agent"), toll free at (800) 293-7319. Questions concerning the terms of the Offer may be directed to the following, as Dealer Managers for the Offer: Credit Suisse First Boston LLC, Liability Management Group, toll free at (800) 820-1653; Bear, Stearns & Co. Inc., Global Liability Management Group, toll free at (877) 696-BEAR (696-2327); and CIBC World Markets Corp., Brian Perman, toll free at (800) 274-2746. Questions concerning procedures regarding the offers may be directed to Georgeson Shareholder, toll free at (800) 293-7319.

        None of Packaged Ice, Inc., Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc, CIBC World Markets Corp., or the Information Agent makes any recommendations as to whether or not holders should sell their Notes pursuant to the Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to sell Notes, and, if so, the principal amount of Notes to sell.

        Packaged Ice is the largest manufacturer and distributor of packaged ice in the United States. With over 1,700 employees, the Company sells its products primarily under the widely known Reddy Ice brand to more than 73,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary Ice Factory technology. Packaged Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

        This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of risks, investors are urged to refer to the Company's reports filed under the Securities and Exchange Act of 1934

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  Exhibit 99.1
PACKAGED ICE ANNOUNCES TENDER OFFER AND CONSENT